Exhibit 99.1
ENACT REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND
_______________________________________
GAAP Net Income of $163 million, or $1.05 per diluted share
Adjusted Operating Income of $169 million, or $1.09 per diluted share
Return on Equity of 13.0% and Adjusted Operating Return on Equity of 13.5%
Record Primary insurance in-force of $269 billion, a 2% increase from fourth quarter 2023
PMIERs Sufficiency of 167% or $2,052 million
Book Value Per Share of $32.80 and Book Value Per Share excluding AOCI of $34.16
Returned over $350 million of capital to shareholders in 2024
Announces quarterly cash dividend of $0.185 per common share

Raleigh, NC, February 4, 2025 – Enact Holdings, Inc. (Nasdaq: ACT) today announced its fourth quarter and full-year 2024 results.

"Our very strong performance in 2024 underscores the effectiveness of our strategy and the continued successful execution of our priorities," stated Rohit Gupta, President and CEO of Enact. "In a complex economic environment, we responsibly grew our portfolio, drove operational efficiencies, maintained a strong balance sheet and generated meaningful capital returns to our shareholders. As we look to the future, our proven strategy and disciplined execution position us well to realize the opportunities ahead and to create long-term value for our stakeholders."

Key Financial Highlights

(In millions, except per share data or otherwise noted)	4Q24	3Q24	4Q23	2024	2023
Net Income (loss)	$163	$181	$157	$688	$666
Diluted Net Income (loss) per share	$1.05	$1.15	$0.98	$4.37	$4.11
Adjusted Operating Income (loss)	$169	$182	$158	$718	$676
Adj. Diluted Operating Income (loss) per share	$1.09	$1.16	$0.98	$4.56	$4.18
NIW ($B)	$13	$14	$10	$51	$53
Primary IIF ($B)	$269	$268	$263
Primary Persistency Rate	82%	83%	86%	83%	85%
Net Premiums Earned	$246	$249	$240	$980	$957
Losses Incurred	$24	$12	$24	$39	$27
Loss Ratio	10%	5%	10%	4%	3%
Operating Expenses	$58	$56	$59	$223	$223
Expense Ratio	24%	22%	25%	23%	23%
Net Investment Income	$63	$61	$56	$241	$207
Net Investment gains (losses)	$(7)	$(1)	$(1)	$(23)	$(14)
Return on Equity	13.0%	14.7%	13.8%	14.3%	15.2%
Adjusted Operating Return on Equity	13.5%	14.8%	13.9%	14.9%	15.5%
PMIERs Sufficiency ($)	$2,052	$2,190	$1,887
PMIERs Sufficiency (%)	167%	173%	161%

Fourth Quarter 2024 Financial and Operating Highlights
•Net income was $163 million, or $1.05 per diluted share, compared with $181 million, or $1.15 per diluted share, for the third quarter of 2024 and $157 million, or $0.98 per diluted share, for the fourth quarter of 2023. Adjusted operating income was $169 million, or $1.09 per diluted share, compared with $182 million, or $1.16 per diluted share, for the third quarter of 2024 and $158 million, or $0.98 per diluted share, for the fourth quarter of 2023.
•New insurance written (NIW) was approximately $13 billion, down 2% from the third quarter of 2024 primarily from seasonality partially offset by an estimated increase in refinance originations and up 27% from the fourth quarter of 2023 primarily driven by estimated higher originations. NIW for the current quarter was comprised of 96% monthly premium policies and 86% purchase originations.
•Primary insurance in-force (IIF) was a record $269 billion, up from $268 billion in the third quarter of 2024 and up 2% from $263 billion in the fourth quarter of 2023.
•Persistency remained elevated at 82%, down slightly from 83% in the third quarter of 2024 and down from 86% in the fourth quarter of 2023. The decrease year-over-year was primarily driven by a decline in mortgage rates in September 2024. Approximately 70% of our IIF had mortgage rates below 6%.
•Net premiums earned were $246 million, down 1% from $249 million in the third quarter of 2024 and up 2% from $240 million in the fourth quarter of 2023. Net premiums decreased sequentially, primarily driven by higher ceded premiums and increased year over year driven by premium growth from attractive adjacencies and growth in primary insurance in-force, partially offset by higher ceded premiums.
•Losses incurred for the fourth quarter of 2024 were $24 million and the loss ratio was 10%, compared to $12 million and 5%, respectively, in the third quarter of 2024 and $24 million and 10%, respectively, in the fourth quarter of 2023. The current quarter reserve release of $56 million from favorable cure performance and loss mitigation activities compares to a reserve release of $65 million and $53 million in the third quarter of 2024 and fourth quarter of 2023, respectively. The sequential increase in losses and the loss ratio were primarily driven by a lower reserve release and new delinquencies are up 1% excluding hurricane-related delinquencies.
•Operating expenses in the current quarter were $58 million and the expense ratio was 24%. This compared to $56 million and 22%, respectively, in the third quarter of 2024 and $59 million and 25%, respectively in the fourth quarter of 2023. The sequential increase was driven by incentive-based compensation while the year-over-year decrease was driven in part by the impact of our cost reduction initiatives.
•Net investment income was $63 million, up from $61 million in the third quarter of 2024 and $56 million in the fourth quarter of 2023, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment loss in the quarter was $(7) million, as compared to $(1) million sequentially and $(1) million in the same period last year. The current period was primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the fourth quarter of 2024 was 13.0% and annualized adjusted operating return on equity was 13.5%. This compares to third quarter 2024 results of 14.7% and 14.8%, respectively, and to fourth quarter 2023 results of 13.8% and 13.9%, respectively.

Capital and Liquidity
•We returned $354 million to shareholders in 2024 inclusive of quarterly dividends and share repurchases.
•During the quarter, we announced two quota share reinsurance agreements with a panel of highly-rated reinsurers that will cede approximately 27% of a portion of expected new insurance written for the 2025 and 2026 book years.
•As previously announced, we paid approximately $28 million, or $0.185 per share, dividend in the fourth quarter.

•For the full year 2024, we repurchased 7.6 million shares at a weighted average share price of $31.95 for a total of $243 million.
•EMICO completed a distribution of approximately $230 million in the fourth quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $243 million of cash and cash equivalents plus $298 million of invested assets as of December 31, 2024. Combined cash and invested assets increased $98 million from the prior quarter, primarily due to a contribution from EMICO, partially offset by share buybacks and our quarterly dividend.
•PMIERs sufficiency was 167% and $2.1 billion above the PMIERs requirements, compared to 173% and $2.2 billion above the PMIERs requirements in the third quarter of 2024.

Recent Events
•In January 2025, Fitch Ratings (“Fitch”) upgraded the Insurer Financial Strength rating for EMICO to A from A- and also upgraded Enact’s senior debt rating to BBB. The outlook for both ratings is stable.
•Subsequent to quarter end, we announced two excess of loss reinsurance agreements with a panel of highly-rated reinsurers that will provide ~$225M and ~$260M of coverage on a portion of expected new insurance written for the 2025 and 2026 book years, respectively.
•We repurchased approximately 2.1 million shares at an average price of $34.75 for a total of approximately $74 million in the quarter. Additionally, through January 31, 2025, we repurchased 0.6 million shares at an average price of $32.60 for a total of $19 million. There remains approximately $74 million of our $250 million repurchase authorization.
•We announced today that the Board of Directors declared a quarterly dividend of $0.185 per common share, payable on March 14, 2025, to shareholders of record on February 21, 2025.

Conference Call and Financial Supplement Information
This press release, the fourth quarter 2024 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss fourth quarter financial results in a conference call tomorrow, Wednesday, February 5, 2025, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months and twelve months ending December 31, 2024 and 2023, as well as for the three months ended September 30, 2024.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	4Q24	3Q24	4Q23	2024	2023
REVENUES:
Premiums	$245,735	$249,055	$240,101	$980,104	$957,075
Net investment income	62,624	61,056	56,161	240,564	207,369
Net investment gains (losses)	(7,167)	(1,243)	(876)	(22,807)	(14,022)
Other income	584	720	804	3,913	3,264
Total revenues	301,776	309,588	296,190	1,201,774	1,153,686

LOSSES AND EXPENSES:
Losses incurred	23,813	12,164	24,372	38,657	27,165
Acquisition and operating expenses, net of deferrals	55,325	53,091	56,560	213,310	212,491
Amortization of deferred acquisition costs and intangibles	2,522	2,586	2,566	9,659	10,654
Interest expense	12,262	12,290	12,948	51,157	51,867
Loss on debt extinguishment	0	0	0	10,930	0
Total losses and expenses	93,922	80,131	96,446	323,713	302,177

INCOME BEFORE INCOME TAXES	207,854	229,457	199,744	878,061	851,509
Provision for income taxes	45,116	48,788	42,436	189,993	185,998
NET INCOME	$162,738	$180,669	$157,308	$688,068	$665,511

Net investment (gains) losses	7,167	1,243	876	22,807	14,022
Costs associated with reorganization	411	848	408	4,652	(131)
Loss on debt extinguishment	0	0	0	10,930	0
Taxes on adjustments	(1,591)	(439)	(270)	(8,061)	(2,917)
Adjusted Operating Income	$168,725	$182,321	$158,322	$718,396	$676,485

Loss ratio (1)	10%	5%	10%	4%	3%
Expense ratio (2)	24%	22%	25%	23%	23%
Earnings Per Share Data:
Net Income per share
Basic	$1.06	$1.16	$0.99	$4.40	$4.14
Diluted	$1.05	$1.15	$0.98	$4.37	$4.11
Adj operating income per share
Basic	$1.10	$1.17	$0.99	$4.60	$4.21
Diluted	$1.09	$1.16	$0.98	$4.56	$4.18
Weighted-average common shares outstanding
Basic	153,537	155,561	159,655	156,277	160,870
Diluted	154,542	157,016	160,895	157,554	161,847

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by one percentage point for the three-month period ended December 31, 2024, and zero percentage points for the three-month periods ended September 30, 2024, and December 31, 2023. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by one percentage point for the year ended December 31, 2024 and zero percentage points for the year ended December 31, 2023.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	4Q24	3Q24	4Q23
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,624,773	$5,652,399	$5,266,141
Short term investments	3,367	1,550	20,219
Total investments	5,628,140	5,653,949	5,286,360
Cash and cash equivalents	599,432	673,363	615,683
Accrued investment income	49,595	45,954	41,559
Deferred acquisition costs	23,771	24,160	25,006
Premiums receivable	53,031	48,834	45,070
Other assets	102,549	100,723	88,306
Deferred tax asset	65,013	50,063	88,489
Total assets	$6,521,531	$6,597,046	$6,190,473

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$524,715	$510,401	$518,191
Unearned premiums	114,680	121,382	149,330
Other liabilities	142,990	186,312	145,189
Long-term borrowings	743,050	742,706	745,416
Total liabilities	1,525,435	1,560,801	1,558,126
Equity:
Common stock	1,523	1,544	1,593
Additional paid-in capital	2,076,788	2,145,518	2,310,891
Accumulated other comprehensive income	(207,455)	(101,984)	(230,400)
Retained earnings	3,125,240	2,991,167	2,550,263
Total equity	4,996,096	5,036,245	4,632,347
Total liabilities and equity	$6,521,531	$6,597,046	$6,190,473

Book value per share	$32.80	$32.61	$29.07
Book value per share excluding AOCI	$34.16	$33.27	$30.52

U.S. GAAP ROE (1)	13.0%	14.7%	13.8%
Net investment (gains) losses	0.6%	0.1%	0.1%
Costs associated with reorganization	0.0%	0.1%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	(0.1)%	0.0%	0.0%
Adjusted Operating ROE(2)	13.5%	14.8%	13.9%

Debt to Capital Ratio	13%	13%	14%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity